EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FIRST QUARTER 2006 RESULTS

CHERRY HILL, NJ, May 3, 2006 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended March 31, 2006.

Net revenues for the quarter ended March 31, 2006 were $13.7 million compared to $14.1 million reported for the fourth quarter of 2005. Net income for the first quarter of 2006 was $340,000 or $0.04 per diluted share, compared to net income of $192,000 or $0.02 per diluted share for the fourth quarter of 2005. Results for the fourth quarter of 2005 included restructuring and other charges of $124,000 related to inTEST's previously announced restructuring efforts; there were no similar charges in the quarter ended March 31, 2006.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "Our results reflect higher demand levels, a favorable product mix and continued cost controls. Demand in the first quarter was encouraging as orders were strong across all three of inTEST's core product lines. Of note, our tester interface segment, whose operating losses during 2005 had negatively affected earnings over the past year, reduced its operating loss in the first quarter of 2006 by approximately $479,000 due to a combination of increased sales and improved gross margins. The overall momentum in our business continues to be positive and we are diligently managing all facets of our supply chain to efficiently meet customer demand. Bookings in the first quarter of 2006 were $15.5 million compared to $13.3 million in the fourth quarter of 2005. We believe bookings in the second quarter of 2006 will increase over the level experienced in the first quarter of 2006, led by increased capital expenditures by our existing customers and our new product families gaining traction in the marketplace. We remain encouraged by positive trends in our business."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "This was another positive quarter for us. Our revenue for the quarter came in at the midpoint of our guidance range while our pre-tax earnings were at the high end of our prior guidance, due to the better than expected gross margin during the quarter. Our continued profitable financial performance during the first quarter resulted in our cash and cash equivalents increasing to $8.5 million. Based on current customer forecasts, we expect net revenues will be in the range of $14.5 million to $15.5 million for the quarter ending June 30, 2006, with pre-tax earnings ranging from $0.04 to $0.10 per diluted share."

Investor Conference Call / Webcast Details

inTEST will review first quarter 2006 results and discuss management's expectations for the second quarter of 2006 and current views of the industry today, Wednesday, May 3, 2006 at 5:00 p.m. ET. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through midnight on Wednesday, May 10, 2006 at www.intest.com and by telephone at
(201) 612-7415 or 1-877-660-6853. The account number to access the replay is 3055 and the conference ID number is 199015. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit http://www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Abbas Qasim, 646-536-7014
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2006	3/31/2005	12//31/2005
Net revenues	$13,732	$10,685	$14,071
Gross margin	5,834	3,137	5,902
Operating expenses:
Selling expense	2,129	2,073	1,904
Engineering and product development expense	1,289	1,404	1,483
General and administrative expense	2,101	2,005	1,957
Restructuring and other charges	-	100	124
Operating income (loss)	315	(2,445)	434
Other income (expense)	70	39	(16)
Earnings (loss) before income taxes	385	(2,406)	418
Income tax expense	45	6	226
Net earnings (loss)	340	(2,412)	192

Net earnings (loss) per share - basic	$0.04	$(0.28)	$0.02
Weighted average shares outstanding - basic	8,991	8,722	8,932

Net earnings (loss) per share - diluted	$0.04	$(0.28)	$0.02
Weighted average shares outstanding - diluted	9,068	8,722	9,006

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2006	12/31/2005
Cash and cash equivalents	$ 8,455	$ 7,295
Trade accounts and notes receivable, net	9,171	9,443
Inventories	6,288	6,235
Total current assets	24,580	23,606
Net property and equipment	3,700	3,951
Total assets	31,662	30,869
Accounts payable	2,781	2,527
Accrued expenses	4,505	4,295
Total current liabilities	7,604	7,411
Noncurrent liabilities	620	652
Total stockholders' equity	23,438	22,806